Exhibit 2.4

CONFORMED COPY

7th November, 2006

PORTUGAL TELECOM, SGPS, S.A.

- and -

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

GLOBAL MEDIUM TERM NOTE PROGRAMME

KEEP WELL AGREEMENT

This Agreement is executed by way of deed poll and is made the 7th day of November, 2006 by:

(1)           PORTUGAL TELECOM, SGPS, S.A., a company incorporated under the laws of Portugal (formerly known as Portugal Telecom, S.A., hereinafter referred to as “PT” or the “Parent”); and

(2)           PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., a company incorporated under the laws of The Netherlands (the “Issuer”).

WHEREAS:

(A)          The Issuer is a direct wholly-owned subsidiary of the Parent;

(B)           Citicorp Trustee Company Limited (the “Trustee”, which expression shall wherever the context so admits include any successor as trustee for holders of the Notes as defined below), the Issuer and PT have entered into a trust deed dated 17th December, 1998 relating to the Global Medium Term Note Programme of the Issuer as supplemented or modified from time to time (the “Trust Deed”);

(C)           The Issuer may issue Notes pursuant to its Global Medium Term Note Programme, as amended from time to time (“Notes”, which expression as used herein shall include Notes whether in global or definitive form and any coupons, receipts or talons appertaining to such Notes) which will be constituted by the Trust Deed as amended and/or supplemented and/or modified from time to time; and

(D)          The Issuer may also assume from time to time obligations under swap agreements which will be related to the Notes (any obligation of the Issuer in respect of each swap agreement entered into by the Issuer and any Note is referred to as a “Debt Obligation” and the obligations are together referred to as “Debt Obligations”).

NOW, THEREFORE, the Parent and the Issuer hereby covenant and agree as follows:

1.             The Parent shall, directly or indirectly, own all of the issued and outstanding share capital of the Issuer as long as any Debt Obligation is outstanding and shall not pledge, grant a security interest in, encumber or alienate any of such share capital.

2.             The Parent shall, with effect on and from the date of this Agreement, cause the Issuer to maintain a Tangible Net Worth (as hereinafter defined), as determined in accordance with generally accepted accounting principles in The Netherlands applied on a consistent basis as shown on the Issuer’s most recent audited balance sheet (commencing with the Issuer’s audited balance sheet at 31st December, 2005), of at least one euro.

“Tangible Net Worth” shall mean the total assets of the Issuer less the sum of intangible assets and total liabilities of the Issuer. A certificate of the auditors of the Issuer as to the amount of Tangible Net Worth shall, in the absence of manifest error, be final and conclusive.

3.             If the Issuer at any time shall have insufficient funds or other liquid assets to meet its payment obligations (including in respect of any Debt Obligations) or to repay borrowings then maturing or subsequently to mature, upon receipt of notice from the Issuer to such effect, the Parent shall make, or have made, available to the Issuer, before the due date of such payment obligations or borrowings, funds sufficient to enable the Issuer to meet such payment obligations or to repay such borrowings, as the case may be, in full as they fall due. The

Issuer shall use the funds made available to it by the Parent hereunder solely for the fulfilment of its payment obligations and the repayment at maturity of its borrowings.

4.             Any and all funds from time to time provided by the Parent to the Issuer pursuant to Clause 3 above shall be either (i) by way of subscription for and payment of share capital (other than redeemable share capital) of the Issuer, or (ii) by way of subordinated loan, that is to say, a loan which, and interest on which, is not permitted to be, and is not capable of being, repaid or paid unless all other debt of the Issuer has been fully satisfied and is subordinated on a winding-up of the Issuer to all of the unsecured and unpreferred creditors of the Issuer other than the Parent.

5.             The Parent warrants and agrees that its payment obligations which may arise hereunder constitute unsecured and unsubordinated obligations of the Parent and rank pari passu with all other unsecured and unsubordinated obligations of the Parent other than those obligations which are preferred by law.

6.             This Agreement is not, and nothing herein contained and nothing done by the Parent pursuant hereto shall be deemed to constitute, a guarantee, direct or indirect, by the Parent of any Debt Obligation or any other debt of the Issuer (or of any subsidiary of the Issuer) or of any instrument issued by the Issuer or of any subsidiary of the Issuer.

7.             If the Issuer shall be in liquidation, administration or receivership or other analogous proceedings (including if the Issuer is declared bankrupt (“faillissement”) or is granted a moratorium of payment (“surséance van betaling”) or enters into winding-up proceedings (“ontbinding”)) and the Parent shall be in default of its obligations hereunder, the Parent shall be liable to the Issuer by way of liquidated damages for such default in an amount equal to the sum that the Parent would have paid had it performed in full all of its obligations hereunder, and the Issuer and any liquidator, administrator or receiver of the Issuer or other analogous officer or official shall be entitled to claim accordingly.

8.             This Agreement may be modified, amended or terminated only by the written agreement of the Parent and the Issuer, provided, however, that no such modification, amendment or termination shall be made which may have any adverse effect upon the holders of any Debt Obligation taken as a whole while any Debt Obligation is outstanding.

The Parent and the Issuer each hereby covenants as follows:

(i)            it will not consent, either orally or in writing, to any modification or amendment to this Agreement which may have any adverse effect upon the Noteholders (as defined below) or the holders of any other Debt Obligation taken as a whole and it will not terminate this Agreement while any Debt Obligation remains outstanding;

(ii)           it will give written notice to the Trustee on behalf of the Noteholders and to the holders of any other Debt Obligation at least 30 days prior to any proposed modification, amendment or termination of this Agreement;

(iii)          it will fully and promptly perform its obligations and exercise its rights under this Agreement and, in the case of the Issuer, (without limitation to the foregoing) exercise its right to enforce performance of the terms of this Agreement by the Parent; and

(iv)          it will consent to the giving of an order of specific performance or similar relief by any court of competent jurisdiction in the event that any action is brought in respect of this Agreement.

9.             (i)            This Agreement shall take effect as a deed poll for the benefit of the Trustee on behalf of the Noteholders and the benefit of the holder of any other Debt Obligation other than any Note. No other person, firm, company or association (unincorporated or incorporated) shall be entitled to any benefit under this Agreement whatsoever whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

(ii)           The Parent and the Issuer hereby acknowledge and covenant that obligations binding upon it contained herein are owed to, and shall be for the benefit of:

(a)           the Trustee on behalf of the Noteholders;

(b)           each holder of any Debt Obligation other than any Note.

(iii)          The Parent and the Issuer hereby further acknowledge and covenant that the Trustee shall be entitled on behalf of the Noteholders and the holder of any Debt Obligation other than any Note shall be entitled on behalf of itself to enforce the said obligations against the Parent and the Issuer, if and only insofar as at the time the proceedings for such enforcement are instituted, any Notes or the other relevant Debt Obligation, as the case may be, which have become due and payable remain unpaid in whole or in part.

(iv)          This Agreement shall be deposited with and held by the Trustee for so long as the Trust Deed is in force and, if thereafter, any other Debt Obligation remains outstanding it will be deposited with and held by a reputable financial institution on behalf of the holder(s) of such other Debt Obligation. The Parent hereby acknowledges the right of the holder of any Debt Obligation to obtain from the Parent a copy of this Agreement.

(v)           “Noteholder” has the same meaning in relation to each Note as specified in the Terms and Conditions of such Note.

10.           This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

11.           The Parent hereby irrevocably agrees that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings (together “Proceedings”) arising out of or in connection with this Agreement may be brought in such courts. The Parent hereby irrevocably waives any objection which it may have to the laying of the venue of any Proceedings in any such courts and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agree that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon the Parent and may be enforced in the courts of any other jurisdiction. Nothing contained herein shall limit any right to take Proceedings against the Parent in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not. The Parent hereby appoints Clifford Chance Secretaries Limited at its registered office for the time being (being at the date hereof at 10 Upper Bank Street, London E14 5JJ) as their agent for service of process and agree that, in the event of Clifford Chance Secretaries Limited ceasing so to act, they will appoint another person as their agent for service of process in England in respect of any Proceedings.

12.           This Agreement shall be governed by, and construed in accordance with, the laws of England.

13.           If the Issuer is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws of a particular jurisdiction, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney’s or attorneys’ authority and the effects of the exercise thereof.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as a deed by the Parent and the Issuer.

EXECUTED as a deed by	) LUIS MIGUEL DA FONSECA PACHECO DE
Portugal Telecom, SGPS, S.A.	) MELO
acting by	)
under the authority of that company,	)
in the presence of:	)

Witness:	João Loureiro
Witness’s signature:	JOÃO LOUREIRO
Address:	Av. Fontes Pereira de Melo, 40
1069-300 Lisboa
Portugal

EXECUTED as a deed by	)
Portugal Telecom International Finance B.V.	)	CARLOS MANUEL MENDES
FIDALGO MOREIRA DE CRUZ
)
	)	PETRUS JOSEPH GERARDUS DE
REUS
)
	)	DANNY TIMMERS
)
)
acting by	)
in the presence of:	)

Witness:	Ilaria de Lucia	João Loureiro
Witness’s signature:	ILARIA DE LUCIA	JOÃO LOUREIRO
Address:	Parnassustoren	Av. Fontes Pereira de Melo, 40
	Locatellikade 1	1069-300 Lisboa
	1076 Az, Amsterdam	Portugal
The Netherlands